Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Mars Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one ordinary share, $0.0001 par value, one-half (1/2) of one redeemable warrant to acquire one ordinary share and one right to receive one-tenth (1/10) of one ordinary share(2)	8,625,000	$10.00	$86,250,000.00	$7,995.38
Ordinary shares included as part of the units(3)	8,625,000	—	—	—	(4)
Redeemable warrants included as part of the units(3)	4,312,500	—	—	—	(4)
Rights included as part of the units(3)	8,625,000	—	—	—	(4)
Ordinary shares underlying the rights included as part of the units(3)	862,500	$10.00	$8,625,000.00	$799.54
Representative ordinary shares(5)	86,250	$10.00	$862,500.00	$79.95
Total			$95,737,500.00	$8,874.87

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 1,125,000 units, consisting of 1,125,000 ordinary shares, 562,500 redeemable warrants and 1,125,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Includes 11,250 ordinary shares that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.